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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


      THIS AGREEMENT, dated as of September 4, 2001, by and between GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation having its corporate headquarters at One Gaylord Drive, Nashville, Tennessee 37214 ("the Company") and DAVID C. KLOEPPEL, a resident of New York, New York ("Executive").

                                   WITNESSETH:

      WHEREAS, the Company desires to employ Executive as its Executive Vice President and Chief Financial Officer, and Executive desires to serve in such capacity pursuant to the terms of this Agreement;

      NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    AGREEMENT

      1. EMPLOYMENT; TERM; PLACE OF EMPLOYMENT. The Company hereby employs Executive, and Executive hereby accepts employment with the Company upon the terms and conditions contained in this Agreement. The term of Executive's employment hereunder shall commence on September 4, 2001 (the "Effective Date") and shall continue for a period of four (4) years from and after the Effective Date (the "Employment Period"). For purposes of this Agreement, a "Contract Year" shall mean a one year period commencing on the Effective Date or any anniversary thereof. Executive shall render services at the offices established by the Company in the greater Nashville metropolitan area; provided that Executive agrees to travel on temporary trips to such other places as may be required to perform Executive's duties hereunder.

      2.    DUTIES; TITLE.

            (a)   Description of Duties.

                  (i) During the Employment Period, Executive shall serve the Company as its Executive Vice President and Chief Financial Officer and report directly to the President and Chief Executive Officer ("CEO"). Executive shall supervise the financial conduct of the business and affairs of the Company, its subsidiaries and respective divisions, supervise the development function for the Company, and perform such other duties as the CEO shall determine.

                  (ii) Executive shall faithfully perform the duties required of his office. Subject to Section 2(b), Executive shall devote all of his business time and effort to the performance of his duties to the Company.

            (b) Other Activities. Notwithstanding anything to the contrary contained in Section 2(a), Executive shall be permitted to engage in the following activities, provided that such activities do not materially interfere or conflict with Executive's duties and responsibilities to the
      Company:



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                  (i)   Executive may serve on the governing boards of, or
            otherwise participate in, a reasonable number of trade associations and charitable organizations, whose purposes are not inconsistent with the activities and the image of the Company;

                  (ii) Executive may engage in a reasonable amount of charitable activities and community affairs; and

                  (iii) Subject to the prior approval of the Board of Directors,
            Executive may serve on the board of directors of one or more business corporations, provided also that they do not compete, directly or indirectly, with the Company.

            (c) Other Policies. Executive shall be subject to and shall comply with all codes of conduct, personnel policies and procedures applicable to senior executives of the Company, including, without limitation, policies regarding sexual harassment, conflicts of interest and insider trading.

      3.    CASH COMPENSATION.

            (a) Signing Bonus. The Company shall pay Executive a signing bonus in the amount of $350,000 (the "Signing Bonus"). The Signing Bonus shall be payable on or before September 25, 2001.

            (b) Base Salary. During the initial Contract Year, the Company shall pay to Executive an annual salary of $400,000. Executive's annual salary shall be increased in each subsequent Contract Year by a percentage equal to the annual percentage increase, if any, generally granted to other senior executives, such percentage to be determined from time to time by the Human Resources Committee of the Board of Directors (such annual salary, together with any increases under this subsection (b), being herein referred to as the "Base Salary").

            (c)   Annual Cash Bonus.

                  (i) 2001 Calendar Year Bonus. For the 2001 calendar year, Executive shall be entitled to receive a guaranteed cash bonus of $100,000.00 (the "Guaranteed Cash Bonus"). The Guaranteed Cash Bonus shall be paid to Executive in a single lump sum on or before February 28, 2002.

                  (ii) 2002, 2003, 2004 and 2005 Calendar Year Bonus. For the 2002, 2003 and 2004 calendar years, and for the 2005 partial year, Executive shall be eligible for an annual cash bonus equal to a target of 60% of Executive's Base Salary (the "Year-End Bonus") to be paid to him in each calendar year and shall be determined based on the achievement of certain goals and Company performance criteria as established by the CEO and approved by the Board's Human Resources Committee. The maximum Year-End Bonus payable to the Executive is 150% of Executive's Base Salary. The Year-End Bonus for each calendar year shall be paid to Executive on or before the end of February 28th of the immediately succeeding year.



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            (d)   Withholding. The Base Salary, the Guaranteed Cash Bonus, and
      each Year-End Bonus shall be subject to applicable withholding and shall be payable in accordance with the Company's payroll practices.

      4.    EQUITY COMPENSATION.

            (a) Stock Option Grant. Subject to the vesting schedule provided herein, the Company hereby grants to Executive options to purchase 200,000 shares of common stock of the Company ("Company Common Stock") (the "Stock Options"). The Stock Options shall (i) be granted pursuant to the Company's 1997 Stock Option and Incentive Plan as may hereinafter be further amended (the "Omnibus Plan"); (ii) be subject to the terms of a stock option agreement between the Company and Executive in the form prescribed for Company executives generally and attached hereto as Exhibit A; (iii) vest in 50,000 share increments on the first through the fourth anniversaries of the Effective Date (each a "Vesting Date"); provided, however, Executive must be employed by the Company on each such anniversary date for such particular share increment to vest; (iv) be exercisable at the closing price of the Company Common Stock as reported in the Wall Street Journal for the trading day immediately preceding the Effective Date; and (v) have a term of ten years from the Effective Date (the "Stock Option Term").

            (b) Restricted Stock Grant. The Company hereby grants to Executive 25,000 restricted shares of Company Common Stock (the "Restricted Stock Grant"). The restrictions on the Restricted Stock Grant shares shall terminate in 6,250 share increments on the first through the fourth anniversaries of the Effective Date; provided, however, Executive must be employed by the Company on each such anniversary date for the restrictions on the particular share increment to be terminated. The Restricted Stock Grant is hereby granted pursuant to the Company's Omnibus Plan as may hereafter be further amended, and shall otherwise be subject to the terms of a restricted stock grant agreement between the Company and Executive in the form prescribed for Company executives generally, which form is attached hereto as Exhibit B. If a restriction terminates as to a 6,250 share increment, the Company shall deliver such shares to Executive.

      5.    BENEFITS; EXPENSES; ETC.

            (a) Expenses. During the Employment Period, the Company shall reimburse Executive, in accordance with the Company's policies and procedures, for all reasonable expenses incurred by Executive, including reimbursement for his reasonable first class travel expenses in connection with the performance of his duties for the Company.

            (b) Vehicle Allowance. During the Employment Period, Executive shall be entitled to receive from the Company a vehicle allowance of $600 per month, subject to future increases as may be granted to senior executives.

            (c) Vacation. During the Employment Period, Executive shall be entitled to four (4) weeks vacation during each Contract Year.

            (d) Relocation Benefits. Executive will receive relocation benefits under the Company's relocation policy for top level executive officers as more fully described on Exhibit C.



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            (e)   Company Plans. During the Employment Period, Executive shall be entitled to participate in and enjoy the benefits of (i) the Company Health Insurance Plan, (ii) the Company 401(k) Savings Plan, (iii) the Company Supplemental Deferred Compensation ("SUDCOMP") Plan, and (iv) any health, life, disability, retirement, pension, group insurance, or other similar plan or plans which may be in effect or instituted by the Company for the benefit of senior executives generally, upon such terms as may be therein provided. A summary of such benefits as in effect on the date hereof has been provided to Executive, the receipt of which is hereby acknowledged.

            (f) Attorney's Fees. Executive shall be entitled to reimbursement for reasonable attorney's fees and expenses incurred by Executive in the review and negotiation of this Agreement, upon submission of documentation evidencing such fees and expenses.

      6. TERMINATION. Executive's employment hereunder may be terminated prior to the expiration of the Employment Period as follows:

            (a) Termination by Death. Upon the death of Executive ("Death"), Executive's employment shall automatically terminate as of the date of Death.

            (b) Termination by Company for Permanent Disability. At the option of the Company, Executive's employment may be terminated by written notice to Executive or his personal representative in the event of the Permanent Disability of Executive. As used herein, the term "Permanent Disability" shall mean a physical or mental incapacity or disability which renders Executive unable substantially to render the services required hereunder for a period of ninety (90) consecutive days or one hundred eighty (180) days during any twelve (12) month period as determined in good faith by the Company.

            (c) Termination by Company for Cause. At the option of the Company, Executive's employment may be terminated by written notice to Executive upon the occurrence of any one or more of the following events (each, a "Cause"):

                  (i) any action by Executive constituting fraud, self-dealing, embezzlement, or dishonesty in the course of his employment hereunder;

                  (ii) any conviction of Executive of a crime involving moral turpitude;

                  (iii) failure of Executive after reasonable notice promptly to comply with any valid and legal directive of the CEO;

                  (iv) a material breach by Executive of any of his obligations under this Agreement and failure to cure such breach within ten (10) days of his receipt of written notice thereof from the Company; or

                  (v) a failure by Executive to perform adequately his responsibilities under this Agreement as demonstrated by objective and verifiable evidence showing that the business operations under Executive's control have been materially harmed as a result of Executive's gross negligence or willful misconduct.



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                  (d)   Termination by Executive for Good Reason. At the option
            of Executive, Executive may terminate his employment by written notice to Company given within a reasonable time after the occurrence of the following circumstances ("Good Reason"), unless the Company cures the same within thirty (30) days of such notice:

                        (i) Any adverse change by Company in the Executive's position or title described in Section 2 hereof, whether or not any such change has been approved by a majority of the members of the Board;

                        (ii) The assignment to Executive, over his reasonable objection, of any duties materially inconsistent with his status as Executive Vice President and Chief Financial Officer or a substantial adverse alteration in the nature of his responsibilities;

                        (iii) A reduction by Company in his annual base salary
                  of $400,000 as the same may be increased from time to time pursuant to Section 3(b) hereof;

                        (iv) Company's requiring Executive to be based anywhere other than the Company's headquarters in Nashville, Tennessee except for required travel on the Company's business;

                        (v) The failure by Company, without Executive's consent, to pay to him any portion of his current compensation, except pursuant to this Agreement or pursuant to a compensation deferral elected by Executive;

                        (vi) Except as permitted by this Agreement, the failure by Company to continue in effect any compensation plan (or substitute or alternative plan) in which Executive is entitled to participate which is material to Executive's total compensation, or the failure by the Company to continue Executive's participation therein on a basis that is materially as favorable both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants at Executive's grade level; or

                        (vii) The failure by Company to continue to provide
                  Executive with benefits substantially similar to those enjoyed by senior executives under the Company's pension and deferred compensation plans, and the life insurance, medical, health and accident, and disability plans in which Executive is entitled to participate, except as required by law, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled; or

                        (viii) A material breach by the Company of any of its
                  obligations under this Agreement.

                  (e) Termination by Company Without Cause. At the option of the Company Executive's employment may be terminated by written notice to Executive at any time ("Without Cause").



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      7.    EFFECT OF TERMINATION.

            (a) Effect Generally. If Executive's employment is terminated prior to the fourth anniversary of the Effective Date, the Company shall not have any liability or obligation to Executive other than as specifically set forth in Section 6, Section 7 and Section 8 hereof. Upon the termination of Executive's employment for any reason, he shall, upon the request of the Company, resign from all corporate offices held by Executive.

            (b) Effect of Termination by Death. Upon the termination of Executive's employment as a result of Death, Executive's estate shall be entitled to receive an amount equal to: (i) accrued but unpaid Base Salary through the date of termination; (ii) a pro rata portion of Executive's Annual Bonus, if any, for the year in which termination occurs, (iii) any unpaid portion of the Signing Bonus or Annual Bonuses for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(a), (b), (d) or (f), and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company, excluding benefits payable pursuant to any plan beneficiary pursuant to a contractual beneficiary designation by Executive, (iv) the portion of the Restricted Stock Grant that is free from restrictions as of the date of death and the acceleration and immediate release of all restrictions from all Restricted Stock Grants that are subject to restrictions as of the date of death, (v) Executive's vested Stock Options as of the date of death, the vesting and exercise of which is governed by the Omnibus Plan; and (vi) all of Executive's Stock Options, which pursuant to the Omnibus Plan are accelerated as of the termination date (date of death) and are exercisable until the expiration of the Stock Option Term.

            (c) Effect of Termination for Permanent Disability. Upon the termination of Executive's employment hereunder as a result of Permanent Disability, Executive shall be entitled to receive an amount equal to: (i) accrued but unpaid Base Salary through the date of termination; (ii) a pro rata portion of Executive's Annual Bonus, if any, for the year in which termination occurs, (iii) any unpaid portion of the Signing Bonus or an Annual Bonus for prior calendar years, long-term disability benefits available to executives of the Company, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(a), (b),or (d), or
      (f) and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company; (iv) the portion of the Restricted Stock Grant that is free from restrictions as of the termination date; (v) Executive's vested Stock Options as of the date of termination, the vesting of which is governed by the Omnibus Plan; and
      (vi) all of Executive's Stock Options, which pursuant to the Omnibus Plan are accelerated as of the termination date and are exercisable until the expiration of the Stock Option Term. Payments to Executive hereunder shall be reduced by any payments received by Executive under any worker's compensation or similar law.

            (d) Effect of Termination by the Company for Cause or by Executive Without Good Reason. Upon the termination of Executive's employment by the Company for Cause or by Executive for any reason other than Good Reason, Executive shall be entitled to receive an amount equal to: (i) accrued but unpaid Base Salary through the date of termination, (ii) any unpaid Annual Bonus for prior calendar years, accrued but unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(a), (b),or (d), or
      (f) and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the



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      Company; (iii) to the extent Executive's termination occurs after the expiration of one (1) year from the Effective Date, any unpaid portion of the Signing Bonus and (iv) the portion of the Restricted Stock Grant that is free from restrictions as of the termination date. All Stock Options, to the extent not theretofore exercised, shall terminate on the date of termination of employment under this Section 7(d). Executive shall also forfeit any right to an Annual Bonus for the calendar year in which Executive's termination occurs. In addition, if such termination occurs within one (1) year after the Effective Date, Executive will forfeit any unpaid portion of his Signing Bonus and must repay to the Company any portion of the Signing Bonus paid to Executive. To satisfy Executive's obligation to repay the Signing Bonus, the Company shall be entitled to offset any amounts owed to Executive pursuant to this subparagraph.

            (e) Effect of Termination by the Company Without Cause or by Executive for Good Reason. Upon the termination of Executive's employment hereunder by the Company Without Cause or by Executive for Good Reason, Executive shall be entitled to: (i) the payment of two (2) times Executive's Base Salary for the year in which such termination shall occur; (ii) payment of two (2) times Executive's Annual Bonus for the preceding year, (iii) any unpaid portion of the Signing Bonus or any Annual Bonus for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(a), (b),or (d), or
      (f) and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company; (iv) the portion of the Restricted Stock Grant that is free from restrictions as of the date of termination and the acceleration and immediate release of all restrictions from up to 12,500 shares of the Restricted Stock Grant that are subject to restrictions as of the date of termination, and (v) the vested portion of Executive's Stock Options, and the acceleration and immediate vesting of up to 100,000 of Executive's unvested Stock Options. Executive shall have two (2) years from the date of such termination Without Cause or by Executive for Good Reason to exercise all vested Stock Options.

      8.    CHANGE OF CONTROL.

            (a) Definition. A "Change of Control" shall be deemed to have taken place if:

                  (i)   any person or entity, including a "group" as defined in
            Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Company, a wholly-owned subsidiary thereof, Edward L. Gaylord or any member of his immediate family or any trusts or other entities controlled by Edward L. Gaylord or any member of his immediate family, or any employee benefit plan of the Company or any of its subsidiaries becomes the beneficial owner of Company securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of the issuance of securities initiated by the Company in the ordinary course of business);

                  (ii)  any person or entity, including a "group" as defined in
            Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of Company securities having greater voting power than the Company securities held by Edward L. Gaylord, any member of his immediate family, and any trusts or other entities controlled by Edward L. Gaylord or any member of his immediate family.



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                  (iii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the holders of all the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transactions; or

                  (iv) the Company sells all or substantially all of the assets of the Company.

            (b) Effect of Change of Control. In the event that within one (1) year following a Change of Control, the Company terminates Executive Without Cause or Executive terminates employment for Good Reason, Executive shall be entitled to: (i) the payment of two (2) times Executive's Base Salary for the year in which such termination shall occur; (ii) the payment of two (2) times Executive's Annual Bonus for the preceding year; (iii) any unpaid portion of the Signing Bonus or any Annual Bonus for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(a), (b),or (d), or
      (f) and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company; (iv) the portion of the Restricted Stock Grant that is free from restrictions as of the date of termination and the acceleration and immediate release of all restrictions from all Restricted Stock Grants that are subject to restrictions as of the date of termination; and (v) the vested portion of Executive's Stock Options and the acceleration and immediate vesting of any unvested portion of Executive's Stock Options. Executive shall have two (2) years from the date of such termination to exercise all vested Stock Options.

            (c) Going Private Transaction. Notwithstanding the foregoing, if Edward L. Gaylord or any member of his immediate family or any trusts or other entities controlled by Edward L. Gaylord or any member of his immediate family initiates any Rule 13e-3 transaction, as that term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934 (the "Rule 13e-3 Transaction"), and all conditions precedent to the Company's obligation to consummate the Rule 13e-3 Transaction shall have been satisfied, all unvested Stock Options shall vest and all restrictions shall be removed from the Restricted Stock Grant shares. Provided, however, that if the Rule 13e-3 Transaction is not thereafter consummated, the acceleration of Stock Option vesting and removal of Restricted Stock Grant restrictions shall be deemed to be null and void.

      9. EXCISE TAX REIMBURSEMENT. In connection with or arising out of a Change in Control of the Company, in the event Executive shall be subject to the tax imposed by Section 4999 of the Code (the "Excise Tax") in respect of any payment or distribution by the Company or any other person or entity to or for Executive's benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, or whether prior to or following any termination of Executive other than Termination for Cause or By Executive without Good Reason (a "Payment"), the Company shall pay to Executive an additional amount. The additional amount (the "Gross-Up Payment") shall be equal to the Excise Tax, together with any federal, state and local income tax, employment tax and any other taxes associated with this payment such that Executive incurs no out-of-pocket expenses associated with the Excise Tax. Provided, however, nothing in this Section shall obligate the Company to pay Executive for any federal, state or local



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income taxes imposed upon Executive by virtue of a Payment. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax the following will apply:

            (a) Determination of Parachute Payments. Any payments or benefits received or to be received by Executive in connection with a Change in Control of the Company or his termination of employment other than by the Company for Cause or by Executive Without Good Reason shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax; and

            (b) Valuation of Benefits and Determination of Tax Rates. The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with proposed, temporary or final regulations under Section 280G(d)(3) and (4) of the Code or, in the absence of such regulations, in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the date of termination of his employment, net of the applicable reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

            (c) Repayment of Gross-Up by Executive and Possible Additional Gross-Up by Company. In the event that the amount of Excise Tax attributable to Payments is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive's employment, he shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (including the portion of the Gross-Up Payment attributable to the Excise Tax, employment tax and federal (and state and local) income tax imposed on the Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax and/or a federal (and state and local) income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax attributable to Payments is determined to exceed the amount taken into account hereunder at the time of the termination of Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest and/or penalties payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined.



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      10.   EXECUTIVE COVENANTS.

            (a) General. Executive and the Company understand and agree that the purpose of the provisions of this Section 10 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that the post-employment restrictions set forth in this Section 10 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of his employment with the Company. Therefore, subject to the limitations of reasonableness imposed by law upon restrictions set forth herein, Executive shall be subject to the restrictions set forth in this Section 10.

            (b)   Definitions. The following capitalized terms used in this
      Section 10 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms: "Confidential Information" means any confidential or proprietary information possessed by the Company without limitation, any confidential "know-how," customer lists, details of client and consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans, new personnel acquisition plans and any other information that would constitute a trade secret under the common law or statutory law of the State of Tennessee.

                  "Person" means any individual or any corporation, partnership, joint venture, association or other entity or enterprise.

                  "Protected Employees" means employees of the Company or its affiliated companies who are employed by the Company or its affiliated companies at any time within six (6) months prior to the date of termination of Executive for any reason whatsoever or any earlier date (during the Restricted Period) of an alleged breach of the Restrictive Covenants by Executive.

                  "Restricted Period" means the period of Executive's employment by the Company plus a period extending two (2) years from the date of termination of employment; provided, however, the Restricted Period shall be extended for a period equal to the time during which Executive is in breach of his obligations to the Company under this
            Section 10.

                  "Restrictive Covenants" means the restrictive covenants
            contained in Section 10(c) hereof:

            (c)   Restrictive Covenants.

                  (i) Restriction on Disclosure and Use of Confidential Information. Executive understands and agrees that the Confidential Information constitutes a valuable asset of the Company and its affiliated entities, and may not be converted to



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            Executive's own use or converted by Executive for the use of any other Person. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Restricted Period or thereafter, reveal, divulge or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, at any time during the Restricted Period or thereafter, directly or indirectly, use or make use of any Confidential Information in connection with any business activity other than that of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices,

                  (ii) Non-solicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive's own use or converted by Executive for the use of any other Person. Accordingly, Executive hereby agrees that during the Restricted Period Executive shall not directly or indirectly on Executive's own behalf or on behalf of any Person solicit any Protected Employee to terminate his or her employment with the Company.

                  (iii) Non-interference with Company Opportunities. Executive understands and agrees that all business opportunities with which he is involved during his employment with the Company constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive's own use or converted by Executive for the use of any other Person. Accordingly, Executive hereby agrees that during the Restricted Period or thereafter, Executive shall not directly or indirectly on Executive's own behalf or on behalf of any Person, interfere with, solicit, pursue, or in any way make use of any such business opportunities.

            (d) Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Executive or his agent; (ii) becomes available to Executive in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representatives) that is not known by Executive, after reasonable investigation, to be bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement; or (iii) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, court order or legal process, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

            (e)   Enforcement of the Restrictive Covenants.

                  (i) Rights and Remedies upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the

      Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The rights referred to herein shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

                  (ii) Severability of Covenant. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in all respects. If any court determines that any Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

      11. COOPERATION IN FUTURE MATTERS. Executive hereby agrees that, for a period of three (3) years following the date of his termination, he shall cooperate with the Company's reasonable requests relating to matters that pertain to Executive's employment by the Company, including, without limitation, providing information of limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration Executive's other commitments, and Executive shall be compensated (except for cooperation in connection with legal proceedings) at a reasonable hourly or per diem rate to be agreed by the parties to the extent such cooperation is required on more than an occasional and limited basis. Executive shall also be reimbursed for all reasonable out of pocket expenses. Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of service for another employer or otherwise, nor in any manner that in the good faith belief of Executive would conflict with his rights under or ability to enforce this Agreement.

      12. INDEMNIFICATION. The Company shall indemnify Executive and hold him harmless from and against any and all costs, expenses, losses, claims, damages, obligations or liabilities (including actual attorneys fees and expenses) arising out of any acts or failures to act by the Company, its directors, employees or agents that occurred prior to the Effective Date, or arising out of or relating to any acts, or omissions to act, made by Executive on behalf of or in the course of performing services for the Company to the fullest extent permitted by the Bylaws of the Company, or, if greater, as permitted by applicable law, as the same shall be in effect from time to time. If any claim, action, suit or proceeding is brought, or any claim relating thereto is made, against Executive with respect to which indemnity may be sought against the Company pursuant to this Section, Executive shall notify the Company in writing thereof, and the Company shall have the right to participate in, and to the extent that it shall wish, in its discretion, assume and control the defense thereof, with counsel satisfactory to Executive.

      13. EXECUTIVE'S REPRESENTATIONS AND WARRANTIES. Executive represents and warrants that he is free to enter into this Agreement and, as of the Effective Date, that he is not subject to any conflicting obligation or any disability which shall prevent or hinder Executive's execution of this Agreement or the performance of his obligations hereunder; that no lawsuits or claims are pending or, to Executive's knowledge, threatened against Executive; and that he has never been subject to bankruptcy, insolvency, or similar proceedings, has never been convicted of a felony or a crime involving moral turpitude, and has never been subject to an investigation or proceeding by or before the Securities and Exchange Commission or any state securities commission. The Company shall



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


have the authority to conduct an independent investigation into the background of Executive and Executive agrees to fully cooperate in any such investigation. The Company shall notify Executive if it intends to conduct such an investigation.

      14. NOTICES. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by first class registered mail, return receipt requested, or by commercial courier or delivery service, or by facsimile or electronic mail, addressed to the parties at the addresses set forth below (or at such other address as any party may specify by notice to all other parties given as aforesaid):

            (a)   if to the Company, to:

                  Gaylord Entertainment Company
                  One Gaylord Drive
                  Nashville, Tennessee 37214
                  Attention:  President
                  Facsimile Number: (615) 316-6010

            (b)   if to Executive, to:

                  David C. Kloeppel
                  c/o Gaylord Entertainment Company
                  One Gaylord Drive
                  Nashville, TN  37214

                  with a copy to:

                  David Mason
                  Debevoise & Plimpton
                  919 Third Avenue
                  New York, NY  10022
                  Facsimile Number:  (212) 909-6836

and/or to such other persons and addresses as any party shall have specified in writing to the other by notice as aforesaid.

      15.   MISCELLANEOUS.

            (a) Entire Agreement. This writing and the Exhibits hereto constitute the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended, or terminated except by a written agreement signed by all of the parties hereto. Nothing contained in this Agreement shall be construed to impose any obligation on the Company to renew this Agreement and neither the continuation of employment nor any other conduct shall be deemed to imply a continuing obligation upon the expiration of this Agreement.

            (b) Assignment; Binding Effect. This Agreement shall not be assignable by Executive, but it shall be binding upon, and shall inure to the benefit of, his heirs, executors, administrators, and legal representatives. This Agreement shall be binding upon the Company and inure to the benefit of the Company and its respective successors and permitted assigns. This Agreement may only be assigned by the Company to an entity controlling, controlled by, or under common control with the Company; provided, however, that no such assignment shall relieve the Company of any of its obligations hereunder.

            (c) Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

            (d) Enforceability. Subject to the terms of Section 12(e) hereof, if any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein, unless the invalidity or unenforceability of such provision substantially impairs the benefits of the remaining portions of this Agreement.

            (e) Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the sections.

            (f) Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall be deemed one original.

            (g) Confidentiality of Agreement. The parties agree that the terms of this Agreement as they relate to compensation, benefits, and termination shall, unless otherwise required by law (including, in the Company's reasonable judgment, as required by federal and state securities laws), be kept confidential; provided, however, that any party hereto shall be permitted to disclose this Agreement or the terms hereof with any of its legal, accounting, or financial advisors provided that such party ensures that the recipient shall comply with the provisions of this
      Section 17(g).

            (h) Governing Law. This Agreement shall be deemed to be a contract under the laws of the State of Tennessee and for all purposes shall be construed and enforced in accordance with the internal laws of said state.

            (i) No Third Party Beneficiary. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

            (j) Arbitration. Any controversy or claim between or among the parties hereto, including but not limited to those arising out of or relating to this Agreement or any related agreements or instruments, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the law of the state of Tennessee), the Commercial Arbitration Rules of the American Arbitration Association in effect as of the date hereof, and the provisions set forth below. In the event of any inconsistency, the provisions herein shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to the Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action; provided, however, that all arbitration proceedings shall take place in Nashville, Tennessee. The arbitration body shall set forth its findings of fact and conclusions of law with citations to the evidence presented and the applicable law, and shall render an award based thereon. In making its determinations and award(s), the arbitration body shall base its award on applicable law and precedent, and shall not entertain arguments regarding punitive damages, nor shall the arbitration body award punitive damages to any person. Each party shall bear its own costs and expenses.


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                       GAYLORD ENTERTAINMENT COMPANY


                                       By:
                                          --------------------------------------
                                          Colin V. Reed
                                          President and Chief Executive Officer


                                       EXECUTIVE:


                                       -----------------------------------------
                                       David C. Kloeppel




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